Exhibit 3.10

OPERATING AGREEMENT

FOR

A.D.E. OF KNOXVILLE, LLC

Effective as of

January 1, 2004

TABLE OF CONTENTS

- i -

- ii -

OPERATING AGREEMENT FOR

A.D.E. OF KNOXVILLE, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of January, 2004 (the “Effective Date”), by and between A.D.E. of Knoxville, LLC, LLC, a Tennessee limited liability company (the “Company”), and ADESA Corporation (the “Member”), as the sole initial member of the Company. The Company was organized as a limited liability company under the Tennessee Business Corporation Act (the “Act”). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

ARTICLE I.

PURPOSES

As set forth in the Articles of Organization, the purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1. Formation. The Company was formed pursuant to the Act upon the filing of the Articles of Conversion and the Articles of Organization (“Articles”) with the Secretary of State of the State of Tennessee effective January 1, 2004. The rights and obligations of the Member and the Company shall be as provided under the Act, the Articles and this Agreement. The Member agrees to each of the provisions of the Articles.

Section 2.2. Principal Office. The principal office of the Company shall be at 310 E. 96th Street, Ste. 400, Indianapolis, IN 46240. After March 31, 2004, the principal executive office of the Company shall be at 13085 Hamilton Crossing Boulevard, Carmel, IN 46032 or such other place or places as may be determined by the Member from time to time

Section 2.3. Registered Office and Registered Agent. The address of the Company’s registered office shall be 530 Gay Street, Knoxville, Tennessee, 37902 and the name of its initial registered agent at such address shall be CT Corporation System. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

Section 2.4. Duration. The existence of the Company shall continue in perpetuity, unless the Company is dissolved in accordance with Article IX or the Act.

ARTICLE III.

MEMBERS AND CAPITAL STRUCTURE

Section 3.1. Name and Address of Member. The name of the Member and its last known business, residence or mailing address is listed on the attached Exhibit A. The Member shall update Exhibit A from time to time as necessary to accurately reflect the information therein.

Section 3.2. Capital Contributions. The initial Capital Contribution to the Company was converted to the Member is set forth on Exhibit A.

Section 3.3. Additional Capital. The Member shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section 3.2.

Section 3.4. Capital Accounts.

(a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of the Member. The Capital Account of the Member shall consist of (i) the amount of cash the Member has contributed to the Company, plus (ii) the fair market value of any property the Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to the Member, less (iv) the amount of losses and deductions allocated to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liability assumed by such Member or to which such property is subject, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code.

(b) The Member shall not have any liability or obligation to restore a negative or deficit balance in its Capital Account.

Section 3.5. Member Loans or Services. Loans or services by the Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Member.

Section 3.6. Admission of Additional Members. The Member may admit Additional Members to the Company, who will be entitled to participate in the rights of Members as described herein, with admission thereof on such terms as are determined by the Member. Any such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement or any successor agreement hereto.

ARTICLE IV.

GOVERNANCE OF THE COMPANY

Section 4.1. Management by the Manager. The management of the business and affairs of the Company is vested in the managers. The managers shall be least one but not more than eleven in number unless changed by amendment.

Section 4.2. Action by the Company. The Company shall act only by or under the authority of the member or the manager.

Section 4.3. Delegation of Certain Management Authority. The managers may delegate to one or more officers of the Company or one or more employees of the Company any management responsibility or authority. The managers may create such offices, appoint such officers and delegate thereto such responsibility or authority as it determines to be appropriate.

ARTICLE V.

ACCOUNTING AND RECORDS

Section 5.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

Section 5.2. Access to Records. The books and records of the Company, to the extent required by the Act, shall be maintained at the Company’s Principal Office, and the Member and the duly authorized representatives of the Company shall have access to where they are located and have the right to inspect and copy them during ordinary business hours.

Section 5.3. Annual Tax Information. The Company shall use its best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of the Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Account of the Member.

Section 5.4. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Member. The Member may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

Section 5.5. Federal Income Tax Elections. The Member shall make all elections for federal income tax purposes.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated 100% to the Member.

Section 6.2. Distributions. Cash or other property shall be distributed to the Member at such time as the Member shall determine.

ARTICLE VII.

TRANSFERS OF INTERESTS

Section 7.1. Transferability. The Member may Transfer all or any portion of its Interest to another Person at any time. If the Member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with Section 3.6, the Member shall cease to be a Member and shall not have any power to exercise any rights of a Member.

ARTICLE VIII.

DISSOCIATION OF A MEMBER

Section 8.1. Dissociation. The Member ceases to be a Member upon the occurrence of either of the following events (each an “Event of Dissociation”):

(a) the Member voluntarily withdraws from the Company; or

(b) the Member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with the terms of Section 3.6.

ARTICLE IX.

DISSOLUTION AND WINDING UP

Section 9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:

(a) A determination by the Member that the Company shall be dissolved; or

(b) At such earlier time as may be provided by applicable law.

Notwithstanding any other provision of this Agreement or the Act, the Member hereby agrees that the business of the Company shall be continued upon the occurrence of an Event of Dissociation and that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of Section 9.1(a).

Section 9.2. Winding Up. Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets; (b) disposing of properties that will not be distributed in kind to the Member; (c) discharging or making provision for discharging liabilities; (d) distributing the remaining property to the Member; and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in Ind. Code § 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code § 23-18-9-9.

Section 9.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

(a) To creditors, including the Member if it is a creditor of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Member pursuant to Article VI;

(b) To the Member to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and

(c) To the Member in respect of its Capital Account after giving effect to all contributions, distributions and allocations for all periods.

ARTICLE X.

AMENDMENTS

Section 10.1. Amendments. The Member and the Company may amend this Agreement from time to time by written instrument reflecting such amendment.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement between the Member and the Company with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Member and the Company. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the parties or have any force or effect whatsoever.

Section 11.2. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Tennessee.

Section 11.3. Binding Effect; Conflicts. This Agreement will be binding upon and inure to the benefit of the parties, and their respective distributees, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.

Section 11.4. Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

Section 11.5. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

Section 11.6. Additional Documents and Acts. Each party agrees to promptly execute and deliver such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the other party may determine to be necessary, useful or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.

Section 11.7. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 11.8. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on Exhibit A. Any party may, at any time by giving five days’ prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 11.9. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

Section 11.10. No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.

Section 11.11. Incorporated Schedule and Exhibits. The following Schedule and Exhibit are attached to and/or have been identified as Schedules and Exhibits to this Agreement and are incorporated in this Agreement by reference as if fully set forth herein:

Schedule I to Operating Agreement. Schedule of Definitions.

Exhibit A to Operating Agreement. Name and Address of Member and Capital Contribution.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

COMPANY

A.D.E. of Knoxville, LLC

By: ADESA Corporation, its Member

Date: January 5th, 2004	By:	/s/ Karen C. Turner
Karen C. Turner, Secretary

MEMBER

ADESA CORPORATION, an Indiana Corporation

Date: January 5th, 2004	By:	/s/ Karen C. Turner
Karen C. Turner, Secretary

Schedule I

to

Operating Agreement

Schedule of Definitions

The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any term used but not defined in this Agreement shall have the meanings set forth in the Act. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Tennessee Business Corporation Act, as the same may be amended from time to time.

“Additional Member” means any individual or Entity admitted as a Member pursuant to Section 3.6.

“Agreement” means this Operating Agreement of the Company, as originally executed and as amended from time to time.

“Capital Contribution” means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown on Exhibit A, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

“Company” means shall have the meaning set forth in the preamble to this Agreement.

“Entity” means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.

“Event of Dissociation” means any of the events listed in Section 8.1 upon which the Member ceases to be a Member.

“Interest” means the entire ownership interest of the Member in the Company at any particular time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act, together with the obligations of the Member to comply with all of the terms and provisions of this Agreement.

Schedule I - 1

“Member” or “Members” refers to ADESA Corporation as the sole Member of the Company and any Additional Members admitted to the Company.

“Operating Agreement” means this Agreement.

“Person” means an individual or an Entity.

“Principal Office” means the address established pursuant to Section 2.2.

“Transfer” means any “assignment” as that term is used in Ind. Code § 23-18-6-3 and -4, and includes any gift, sale, exchange, assignment, conveyance, alienation or other transfer, whether voluntary or involuntary, and includes any Transfer to a receiver, bankruptcy trustee, judgment creditor, lienholder, holder of a security interest, pledge or other encumbrance, and Transfer upon judicial order or other legal process.

Schedule I - 2

Exhibit A

To Operating Agreement

Name and Address of Member and Capital Contribution Due to Conversion.

(As of January 1, 2004)

Member	Current Number of Contributed Units	Percentage Interest
ADESA Corporation 310 E. 96th Street, Ste. 400, Indianapolis, Indiana, 46240	100	100%

Name and Address of Member and Capital Contribution Due to Conversion. (As of March 31, 2004)
Member	Current Number of Contributed Units	Percentage Interest
ADESA Corporation 13085 Hamilton Crossing Boulevard, Carmel, IN 46032	100	100%

Exhibit A

1st AMENDMENT TO THE

OPERATING AGREEMENT

FOR

A.D.E. OF KNOXVILLE, LLC

THIS 1ST AMENDMENT TO THE OPERATING AGREEMENT (the “Amendment”) made as of the 1st day of March 2004 by and between A.D.E. of Knoxville, LLC (the “Company”), and ADESA Corporation (the “Member”);

WITNESSETH:

WHEREAS, the Company and the Member entered into a certain Operating Agreement dated as of January 1, 2004 (the “Agreement”); and

WHEREAS, pursuant to Article X Section 1 of the Agreement, the Member and the Company may amend the Agreement from time to time by written instrument reflecting such amendment; and

WHEREAS, the Member and the Company hereby desire to amend Article IV of the Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.	Article IV of the Agreement shall be amended in its entirety to be and read as follows:

“ARTICLE IV

GOVERNANCE OF THE COMPANY

Section 4.1. Management by the Manager. The management of the business and affairs of the Company is vested in the managers. The managers shall be least one but not more than eleven in number unless changed by amendment.

Section 4.2. Action by the Company. The Company shall act only by or under the authority of the member or the manager.

Section 4.3. Delegation of Certain Management Authority. The managers may delegate to one or more officers of the Company or one or more employees of the Company any management responsibility or authority. The managers may create such offices, appoint such officers and delegate thereto such responsibility or authority as it determines to be appropriate.”

2.	Except as specifically amended by Paragraph 1 hereof, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Operating Agreement, each by its duly authorized officer as of the day and year first above written.

COMPANY		MEMBER

A.D.E. of Knoxville, LLC		ADESA CORPORATION

By:	/s/ Scott A. Anderson	By:	/s/ Michelle Mallon
	Scott A. Anderson, Assistant Treasurer		Michelle Mallon, Assistant Secretary

AMENDMENT TO

OPERATING AGREEMENT OF

A.D.E. OF KNOXVILLE, LLC

The Member and the Company amend Article III of the Agreement as follows:

1.	Article III of the Agreement shall be amended by adding Section 3.8, which shall read as follows:

“Section 3.8. Membership Interests Shall Be Securities. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation. Each certificate evidencing the membership interests of the Company shall bear the following legend: “This certificate evidences an interest in A.D.E. of Knoxville, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation.” This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.”

2.	Except as hereby amended, the Agreement is hereby ratified and confirmed in all other repects and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 14th day of June, 2007.

“MEMBER”		“COMPANY”
ADESA, INC.		A.D.E. OF KNOXVILLE, LLC

By:	/s/ James P. Hallett	By:	/s/ Paul J. Lips
	James P. Hallett		Paul J. Lips
	President & CEO		Manager